Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 23, 2014	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2014:

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2014	2013	2014	2013

Net Sales	$36,461,000	$35,274,000	$19,872,000	$18,892,000

Net Income	$5,091,000	$4,117,000	$2,896,000	$2,535,000

Earnings Per Share – Basic and Diluted	$0.50	$0.41	$0.29	$0.25

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the first six months of 2014 were 3.4% higher than last year, increasing to $36,461,000 from $35,274,000 for the periods ending June 30, 2014 and 2013, respectively.  Net Sales for the three months ended June 30, 2014 increased 5.2% over the same period in 2013, picking up slightly from the first quarter which was hit hard by the unusually harsh weather conditions

The Company’s Net Income for the first six months of 2014 was $5,091,000, compared to $4,117,000 during the same period last year, increasing 23.7%.  For the quarter, Net Income was up 14.2% over last year.

After historical highs in Net Sales and Net Income last year, the Company’s results have continued to improve in 2014 despite the lackluster construction environment early in the year.  The Company continues to generate interest with its new AutoSnap® fitting, as we begin to ramp up the roll-out of this exciting new product across the country.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.